Exhibit 3.2

Submit in Duplicate Filing fee $22.50 This document must be typewritten	MAIL TO: Colorado Secretary of State Corporations Office 1560 Broadway. Suite 200 Denver. Colorado 80202 (303) 866 2361 ARTICLES OF AMENDMENT to the ARTICLES OF INCORPORATION

Pursuant to the provisions of thc Colorado Corporation Code. the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

FIRST The name the corporation is (note 1) Evergreen Investor Services, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on July 10 1986   as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

Such amendment was adopted by the board of directors where no shares have been issued

X	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

That the number of authorized shares shall be increased from 10,000 to 1,000,000. The remaining 990,000 shares will have a reduced par value of $0.01.

THIRD:  The manner, if not set forth in such amendment, in which any exchange, reclassification. or cancellation of issued shares provided for in the amendment shall be effected, as follows: No change